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Exhibit 10.8
LANVISION SYSTEMS, INC.

EMPLOYMENT OFFER OF LANVISION, INC. TO PAUL W. BRIDGE, JR. EFFECTIVE APRIL 11, 1996

April 11, 1996





Mr. Paul W. Bridge, Jr.
5583 Boomer Rd.
Cincinnati, Ohio 45247

Dear Paul:

On behalf of LanVision, Inc., I am pleased to extend this offer of full time employment to join our corporate finance team. We understand that you must give your current employer adequate notice. However, it is our understanding that you will commence work no later than May 20,1996.. Your salary will be $7,083 monthly which is equivalent to $85,000 per year. In addition, you will be eligible for a $15,000 bonus that will be based upon LanVision achieving its revenue, gross margin and profitability goals. Also, you will receive options to purchase 15,000 common shares of LanVision Systems, Inc. at $13.00 per share. You will be immediately eligible for two weeks of vacation. However, after January 31,1997, you will become eligible for four weeks of vacation.

You are eligible to join our Company Healthcare Insurance Plan on the first day of the month following 30 days from your start date. Also, upon the completion of one full year of contribution you will become eligible to join Employee Stock Purchase Plan for full time associates. This plan was put into effect by the Board Of Directors of The Company on November 30, 1995. The plan is designed to offer incentive for all of us to maximize the quality of products and services LanVision provides and to share the reward of the company's long term success from having done so.

Also, in the event of a change in control resulting in the loss of your job or a decrease in your pay or responsibilities or termination without cause, you will be entitled to severance pay equal to three fourths of your total annual compensation.

Please note that this offer of employment is contingent upon the absence of any conflicts and your signing a confidentiality and non-compete agreement.. If you have any questions regarding any of this information, please do not hesitate to ask me for further details.

Paul, I am sure you will significantly contribute to the success of LanVision., and I am looking forward to working with you once again.

Very truly yours,

/s/ Thomas E. Perazzo

Thomas E. Perazzo
Chief Financial Officer